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                                                                    EXHIBIT 10.2

                    [LETTERHEAD OF STREAMLOGIC CORPORATION]

June 19, 1996

Mr. Eric Herzog
2775 Calle De La Loma
Pleasanton, CA 94566

Dear Eric:

I am pleased to extend this offer of employment for the position of Vice President, Marketing. This position will report to J. Larry Smart, President/Chairman/CEO. The terms of the offer are as follows:

     .   Starting salary will be $150,000 annually.

     . You will be eligible for a performance and salary review on an annual basis by your supervisor. At that time and based upon your performance, compensation and other benefits will be reviewed and adjusted by your supervisor.

     . You will be granted a stock option of 55,000 shares of StreamLogic Corporation common stock. The terms and vesting schedule are described in your Incentive Stock Option Agreement with the exception that your vesting period will be three years. The vesting period will begin on your first day of employment. Each year of the three year vesting period will come due upon the anniversary of your hire date.

     . You will also receive a share grant of 6,000 shares of StreamLogic stock. The shares will be granted on the first anniversary date of your employment with StreamLogic.

     . As we agreed, if StreamLogic goes through a buyout or is acquired by any other company in any other fashion, your stock options and grant shares will be automatically vested in full.

     . You will receive a one-time $20,000 compensatory bonus during the first month of employment. If your employment is terminated voluntarily or for cause within twelve months following payment of the compensatory bonus, all monies will be due and payable no later than ninety days from your last day of employment.

     . You will eligible to participate in the StreamLogic Bonus Plan with a maximum payout of $50,000 annually. The objectives for the Bonus Plan will be agreed upon between you and your supervisor by July 15, 1996. The Bonus Plan will be divided into two six month period annually from your first day of employment, with a maximum payout of $25,000 per each six month period. The Bonus Plan will be paid upon completion of each six month period. Objectives for the second Bonus Plan period will be set within two weeks of its commencement.
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Eric Herzog
Employment Offer
June 19, 1996
Page 2

     . You will receive a car allowance of $450 per month and we will provide you with a personal computer.

     . During your first twelve months of employment with StreamLogic Corporation, should your employment be terminated for any reason other than cause or resignation, we will guarantee you base salary continuation for the twenty-six week period following your termination date. Salary continuation will be offset by any earnings from other employment.

Your benefit package which includes medical, dental, vision coverage, long term disability and life insurance will remain the same.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide verification of your identity and legal right to work in the United States. This documentation must be presented on your first day of employment with StreamLogic.

We are looking forward to a strong working relationship between StreamLogic and FWB. If you have any questions, please feel free to call me at 818-701-8448.

This offer will remain open until close of work on Friday, June 21, 1996.

Sincerely,


STREAMLOGIC CORPORATION
/s/ Sue Whitfield

Sue Whitfield
Director, Human Resources

SW:ls

I have read, understand and accept the terms and conditions of this employment offer.

/s/ Eric Herzog                            6/20/96
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Eric Herzog                                Date